UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2006
MICROMED CARDIOVASCULAR, INC.
(Exact name of registrant specified in charter)

Delaware (State of Incorporation)	000-51487 (Commission File Number)	98-0228169 (IRS Employer Identification No.)
8965 Interchange Drive
Houston, Texas 77054
(Address of principal executive offices) (Zip Code)
(713) 838-9210
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
The following is a summary of balance sheet data and statements of operations data of MicroMed Cardiovascular, Inc. (“MicroMed” or the “Company”) as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, respectively, along with summary discussions of the results of operations and liquidity and capital resources.

	Year ended
	December 31,	Year ended
	2005	December 31,
Statements of Operations	(Unaudited)	2004
	in millions (except per share amounts)
Revenue	$5.2	$5.9
Net loss	$(8.9)	$(8.9)
Net loss available to common stockholders (1)	$(13.0)	$(14.3)
Net loss per share available to common stockholders — basic and diluted	$(0.78)	$(0.99)

	As of
	December 31,	As of
	2005	December 31,
Consolidated Balance Sheet	(Unaudited)	2004
Total Assets	$7.4	$6.4
Redeemable convertible preferred stock	$—	$72.1
Total liabilities	$2.9	$6.6
Total stockholders’ equity (deficit)	$4.5	$(72.3)
____________
(1)	Net loss available to common stockholders for the years ended December 31, 2005 and 2004 includes accrued preferred stock dividends and accretion of $4.1 million and $5.3 million, respectively. All preferred stock in the Company was converted into common stock in connection with the recapitalization and merger with Salmon Express described in previous filings with the Securities and Exchange Commission.
Results of Operations
Years Ended December 31, 2005 and 2004 (Note: 2005 figures are unaudited)
Revenues
     We had revenues of $5.2 million for the year ended December 31, 2005 versus revenues of $5.9 million in 2004. The decrease was due to $0.8 million of lower clinical reimbursements in the United States, partially offset by $0.1 million greater international sales. Clinical reimbursements were down in the United States primarily due to lower equipment reimbursements from new clinical site startups in 2005 than in 2004 and fewer reimbursements for implants in our bridge to transplant (“BTT”) clinical trial.
Research and Development
     Research and development expenses were $10.0 million for the year ended December 31, 2005 versus $12.3 million for the year ended December 31, 2004, representing a $2.3 million, or 18%, decrease. Significant components of the change are as follows (in millions):

	2005	2004	$ Change	% Change
Production	$3.2	$3.7	$(0.5)	(14%)
Engineering and development	1.3	1.8	(0.5)	(29%)
Quality, clinical and regulatory	2.8	3.6	(0.8)	(22%)
Sales and marketing	2.7	3.2	(0.5)	(17%)

Total	$10.0	$12.3	$(2.3)	(18%)

•	Production expenses declined in connection with lower overall revenues.
•	Engineering and development costs decreased primarily due to a write off in 2004 of approximately $0.5 million of VAD controllers that did not recur in 2005.
•	Quality, clinical, and regulatory expenses consist of the expenses associated with maintaining our quality systems, the costs of our clinical trials, including travel and fees and expenses of our third-party Clinical Research Organization, or CRO, and clinical trial monitoring costs, and the costs associated with dealing with the FDA, as well as other regulatory agencies around the world. In 2005, we ceased patient enrollment in our destination therapy (“DT”) trial and decided to bring management of our US clinical trials in-house. The decrease in expenses was primarily due to termination of our third party CRO and a reduction of personnel involved in our clinical/ regulatory departments in 2005.
•	Sales and marketing expenses decreased due to a reduction in sales and marketing expenses in our international markets as a result of a reduction of personnel and increased reliance on our international distributor network.
General and Administrative
     General and administrative expenses were $3.6 million for the year ended December 31, 2005 versus $2.5 million for the year ended December 31, 2004, representing a $1.1 million, or 42%, increase. The increase was due to higher personnel expenses resulting from severance payments to our former CEO, higher legal and professional expenses associated with our merger with Salmon Express in August 2005 and the attendant expenses associated with being a public company.
Interest Expense
     Interest expense was $0.5 million for the year ended December 31, 2005 versus $0.2 million for the year ended December 31, 2004. The increase was due to interest on the Venture Lending & Leasing loan entered into in 2004, interest on advances under the working capital line from Silicon Valley Bank and interest on the Bridge Loans (see “Liquidity and Capital Resources,” below).
Net Loss and Net Loss Per Share Available to Common Stockholders
     Net loss available to common stockholders decreased to $13.0 million in 2005 from $14.3 million in 2004. Net loss per share available to common stockholders decreased to $0.78 in 2005 from $0.99 in 2004. Net loss available to common stockholders for the years ended December 31, 2005 and 2004 includes accrued preferred stock dividends and accretion of $4.1 million and $5.3 million, respectively. All outstanding shares of our preferred stock were converted into common stock in connection with the recapitalization and merger.
Liquidity and Capital Resources
     As of December 31, 2005, cash and cash equivalents were $2.9 million. From our inception through December 31, 2005, we used approximately $63.1 million in cash for our operations. We have funded our cash requirements through the private issuance of equity and debt securities and through credit facilities.
     For the year ended December 31, 2005, we used approximately $8.6 million in cash for operations principally as a result of a net loss of $8.9 million, partially offset by non-cash charges of $0.3 million for depreciation.
     We used $0.2 million of cash in investing activities. We expect to continue to invest in our infrastructure, including property and equipment to support our operations.
     Financing activities provided cash of $11.1 million during the year ended December 31, 2005, primarily from the receipt of proceeds of a bridge loan with certain stockholders (net of repayments), and $9.2 million from our two Private Placements. These inflows were partially offset by net payments of $0.8 million on the long-term note and credit facility during the year.
     In January 2006, Hunter World Markets, Inc. and its affiliates exercised warrants for 3,433,333 shares of common stock via a cashless exercise pursuant to the terms of the warrants, resulting in the issuance of 2,711,033 shares of common stock.

     MicroMed faces several potential challenges in its drive for commercial success, including raising sufficient capital to fund its business plan, motivating surgeons involved in MicroMed’s clinical trials to continue to implant the DeBakey VAD so that MicroMed can complete trials and gain FDA approval to market the products in the U.S., competition from established, well funded companies with competitive technologies, and future competition from companies that are developing competitive technologies, some of whom are larger companies with greater capital resources than MicroMed. Additionally, the overall results of our BTT trial to date have resulted in lower than expected survival to transplant percentages. We believe that we will not meet the targeted performance goal survival rate for the patients in this trial. This is likely to substantially increase the time required to obtain FDA approval and the time when we would expect to generate revenues from commercial sales of the DeBakey VAD. We recently met with the FDA to discuss our BTT trial results and alternatives. Based on the feedback from that meeting, we are planning to complete enrollment in its current trial and present the results to FDA for possible approval. In addition, as an alternative strategy, we intend to ask the FDA to modify its clinical trial protocol to allow implantation of additional patients with a revised version of its DeBakey VAD®. We have periodically made certain modifications to the device that we believe may result in improved clinical results. If improved clinical results are so obtained, we may to seek PMA approval upon completion of this separate cohort of patients with the modified device. We currently estimate that the revised timeline for such approval is approximately 3-4 years, depending on patient enrollment and availability of donor hearts for transplantation. However, there is no assurance we will obtain the required regulatory approvals on a timely basis, if at all. If we are unable to obtain US regulatory approval for the DeBakey VAD, we will likely not be able to develop a sustainable business. Further, we have only enrolled 12 patients to date in our DT trial and believe that we need to redesign the structure of the trial to accommodate a shorter PMA pathway. We have initiated discussions with its clinical consultants and the FDA regarding a modified trial design that would enable us to increase the pace of patient enrollment, as well as shorten the path to trial completion for this indication. Although it is our goal to transfer current patients in the existing DT trial into the new trial design, it is uncertain whether or not the FDA will allow that transfer into the new trial. Therefore, we have decided to temporarily suspend further implants in the current DT trial and resume patient enrollment once the revised study design is released.
We will need to raise additional funds in order to satisfy our future liquidity requirements. These funds may come from either one or a combination of additional financings, exercise of outstanding warrants, mergers or acquisitions, or via the sale or license of certain of our assets. Current market conditions present uncertainty as to our ability to secure additional funds, as well as our ability to reach profitability. There can be no assurances that we will be able to secure additional financing, or obtain favorable terms on such financing if it is available, or as to our ability to achieve positive cash flow from operations. Continued negative cash flows and lack of liquidity create significant uncertainty about our ability to fully implement our operating plan and we may have to reduce the scope of our planned operations. If cash and cash equivalents, together with cash, if any, generated from operations, are insufficient to satisfy our liquidity requirements, we will not have sufficient resources to continue operations beyond the first half of 2006.
This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with regards to our revenue, spending, cash flow, products, actions, plans, strategies and objectives. Forward looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause our actual results to differ materially from those which are management’s current expectations or forecasts. Such information is subject to the risk that such expectations or forecasts, or the assumptions underlying such expectations or forecasts, become inaccurate.
     All of the information furnished in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and unless expressly set forth by specific reference in such filings, shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings.
Item 7.01 Regulation FD Disclosure
     The information reported under Item 2.02 above is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Date: March 17, 2006

MicroMed Cardiovascular, Inc
By:	/s/ Travis E. Baugh
	Name:	Travis E. Baugh
	Title:	President, Chief Executive Officer Duly Authorized Officer